                                                                    EXHIBIT 99.1



         FPA MEDICAL MANAGEMENT, INC. ANNOUNCES OFFERING OF $75 MILLION
                       CONVERTIBLE SUBORDINATED DEBENTURES


                  SAN DIEGO, CALIFORNIA, DECEMBER 13, 1996....FPA MEDICAL
MANAGEMENT, INC.(NASDAQ:FPAM) today announced that it has entered into a purchase agreement providing for the sale of $75,000,000 aggregate principal amount of 6.5% Convertible Subordinated Debentures due December 15, 2001 (the "Debentures"). The Company has granted to the initial purchasers the option to purchase up to an additional $11,250,000 principal amount of the Debentures solely to cover over-allotments. The Debentures will be convertible into shares of Common Stock of the Company at a fixed conversion price per share equal to $25.95, subject to adjustment in certain circumstances. The Debentures will be redeemable by the Company at declining redemption prices commencing in December 1999. The purpose of the offering is to provide funds to repay certain indebtedness and for general corporate purposes, including acquisitions to support future growth. The Company intends to issue the Debentures on December 18, 1996 and to register the Debentures and the underlying Common Stock within 30 days of the first issuance of the Debentures.

                  Steven M. Lash, FPA's Executive Vice President and Chief Financial Officer stated, "This transaction allows FPA to repay approximately $39 million in debt, and add approximately $33 million in cash to our balance sheet."

                  The Debentures are being offered through initial purchasers in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Act") and to a limited number of institutional "accredited investors" as defined in the Act. The remainder of the Debentures are being offered by the initial purchasers outside the United States in reliance on Regulation S under the Act.

                  The Debentures have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc.

                  THE DEBENTURES AND THE UNDERLYING COMMON STOCK OFFERED HAVE NOT BEEN REGISTERED UNDER THE ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

                  FPA Medical Management, Inc. is a national healthcare management service organization which organizes and manages primary care physician networks and provides contract management services to hospital based emergency departments.

                                       ###